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                                                                      EXHIBIT 15



Bikers Dream, Inc., dba Ultra Motorcycle Company
3810 Wacker Drive
Mira Loma, California  91752


We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Bikers Dream, Inc., dba Ultra Motorcycle Company and consolidated subsidiaries for the nine-month period ended September 30, 2000, as indicated in our report dated November 11, 2000, except for Note 3 to which the date is November 9, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, is incorporated by reference in the Registration Statements of Bikers Dream, Inc., dba Ultra Motorcycle Company on Forms S-3/A (#333-90747, dated January 26,
2000), S-3/A (#333-72167, dated August 25, 1999), S-8 (#333-68971, dated
December 15, 1998), S-8 (#333-32639, dated August 1, 1997), S-3/A (#333-17829, dated May 23, 1997), and S-8 (#333-26719, dated May 8, 1997).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




SINGER LEWAK GREENBAUM & GOLDSTEIN LLP


Los Angeles, California
November 13, 2000